June 27, 2019

Quanta, Inc.

3606 W. Magnolia Blvd.

Burbank, CA 91505

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Quanta, Inc., a Nevada corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 12,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”). We understand the Shares are to be issued pursuant to the Registrant’s 2019 Omnibus Stock Incentive Plan (the “Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP